                                                                    EXHIBIT 99.1

OXFORD INDUSTRIES, INC. PRESS RELEASE
222 PIEDMONT AVENUE, N.E. - ATLANTA, GEORGIA 30308

Contact:          J. Reese Lanier, Jr.
Telephone:        (404) 653-1446
Fax:              (404) 653-1545
E-Mail:           rlanier@oxfordinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                            August 4, 2005


            OXFORD INDUSTRIES ANNOUNCES RECORD FOURTH QUARTER RESULTS
                    -- NET INCOME RISES 25% TO $21 MILLION --
            -- RECORD SALES OF $387 MILLION, UP 14% FROM LAST YEAR -
     -- EPS GUIDANCE FOR FISCAL 2006 INCREASED TO RANGE OF $3.25 TO $3.35 --

ATLANTA, GA. - Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the 14-week quarter and 53-week fiscal year ended June 3, 2005. The Company noted that last year's fourth quarter and fiscal year contained 13 weeks and 52 weeks, respectively.

Fiscal 2005 net sales increased 18% to $1,313.6 million from $1,116.6 million last year. Net earnings rose 25% to $49.8 million from $39.7 million last year and diluted earnings per share increased 21% to $2.87 from $2.38 in the prior period.

Fourth quarter net sales rose 14% to $386.6 million from $339.1 million in last year's fourth quarter. Net income increased 25% to $20.6 million from $16.5 million last year. Diluted earnings per share for the quarter increased to $1.17 from $0.97 in the fourth quarter of fiscal 2004. The Company noted that earnings per share were above its previously issued guidance range of $1.00 to $1.10 and the current First Call consensus estimate of $1.11.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, "We are pleased to deliver another quarter of strong financial results and bring to a close a record year for Oxford. The Tommy Bahama and Ben Sherman lifestyle brands were the driving force behind our growth and profitability, generating more than 40% of total sales and 70% of total operating earnings in fiscal 2005. We continue to make significant progress in the strategic repositioning of our business and look forward to another strong performance in the year ahead."

The Tommy Bahama Group reported fourth quarter sales of $118 million compared to $126 million in the year ago quarter. Sales growth in the branded business was offset by the previously announced exit from this segment's private label business which declined to less than $0.5 million in the fourth quarter from approximately $15 million in the same period last year. The Tommy Bahama Group's branded business increased 6% in the fourth quarter to $118 million from $111 million in the year ago period. Operating income for this segment increased to $22.8 million from $21.3 million last year. The improvement in profitability was due primarily to a greater percentage of both higher margin branded sales and company-owned retail sales.


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The Menswear Group, which includes results for Ben Sherman in the current period but not in the prior period, reported a fourth quarter sales increase of 59% to $188 million compared to sales of $118 million in the same period last year. The Ben Sherman business performed exceptionally well during the quarter, contributing $43 million in sales. Excluding the impact of Ben Sherman, the Menswear Group's historical businesses recorded a 23% sales increase over last year to $145 million, with broad-based growth across most major product categories. Fourth quarter operating earnings for the Menswear Group increased 13% over last year to $17.2 million. This increase was due to the significant contribution from Ben Sherman, partially offset by start up expenses for new marketing initiatives and a decline in profitability in private label sportswear and casual pants.

Fourth quarter sales for the Womenswear Group declined 15% to $80 million from $95 million last year. A more efficient sourcing structure and expense reductions resulted in a significant improvement in profitability. Operating earnings for the Womenswear Group increased 98% over last year to $6.2 million. The Company believes that this business has stabilized at the current revenue level and the recent improvement in profitability will continue into fiscal 2006.

Consolidated gross margins for the fourth quarter increased 360 basis points to 34.8% from 31.2% last year due to the increasing contribution of the Ben Sherman and Tommy Bahama brands. Royalty income rose 66% to $3.1 million for the fourth quarter from $1.9 million last year. The higher sales volume of Tommy Bahama licensees and the inclusion of Ben Sherman's licensing income generated the increase in royalty income. Fourth quarter operating margin increased to 9.8% from 9.3% last year.

Total inventories at quarter-end increased 45% to $169 million from $116 million last year. The increase was driven by additional inventory to support growth in the Menswear and Tommy Bahama Groups and the inclusion of $26 million in Ben Sherman inventory. The Company believes inventories are properly valued and appropriate to support the business going forward. Total accounts receivable increased 12% over last year to $197 million which was consistent with the fourth quarter sales increase of 14%.

The Company updated its previously issued guidance for the first quarter and full year to reflect favorable market conditions and developing opportunities. For the first quarter of fiscal 2006, the Company continues to project total sales of between $325 and $335 million and raised diluted earnings per share guidance to a range of $0.57 to $0.62. For the full year, the Company continues to project total sales of $1.37 and $1.39 billion and raised diluted earnings per share guidance to a range of $3.25 to $3.35.

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

A replay of the call will be available through August 11, 2005. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 3298141. A replay of the Webcast will also be available following the conference call on Oxford Industries' corporate Website.


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Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama(R), Indigo Palms(R), Island Soft(R), Ben Sherman(R), Ely & Walker(R) and Oxford Golf(R). The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Slates(R), Dockers(R) and Oscar de la Renta(R) labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the acquisition of the Tommy Bahama Group and Ben Sherman, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford's business, financial condition and results of operations, including, without limitation: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products; (5) changes in trade quotas or other trade regulations, including "safeguard" quotas; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) significant changes in weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding; (8) the price and availability of raw materials; (9) our dependence on and relationships with key customers; (10) the ability of our third party producers to deliver quality products in a timely manner; (11) potential disruptions in the operation of our distribution facilities; (12) any disruption or failure of our computer systems or data network; (13) the integration of Ben Sherman into our company; (14) our ability to successfully implement our growth plans for the acquired businesses; (15) unforeseen liabilities associated with our acquisitions of the Tommy Bahama Group and Ben Sherman;
     (16) economic and political conditions in the foreign countries in which we operate or source our products; (17) increased competition from direct sourcing; (18) our ability to maintain our licenses; (19) our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (20) our reliance on key management; (21) risks associated with changes in global currency exchange rates; (22) changes in interest rates on our variable rate debt;
     (23) the impact of labor disputes and wars or acts of terrorism on our business; (24) the effectiveness of our disclosure controls and procedures related to financial reporting; (25) our inability to retain current pricing on our products due to competitive or other factors; (26) the expansion of our business through the acquisition of new businesses; and
     (27) our ability to open new retail stores.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Oxford's Form S-3 dated September 24, 2004; other risks or uncertainties may be detailed from time to time in Oxford's future SEC filings. Oxford disclaims any duty to update any forward-looking statements.


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                             OXFORD INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             QUARTER ENDED                     YEAR ENDED
                                                                       JUNE 3, 2005   MAY 28, 2004    JUNE 3, 2005     MAY 28, 2004
                                                                       ------------   ------------    ------------     ------------
Net sales ........................................................       $386,583       $339,146       $1,313,609       $1,116,552
Cost of goods sold ...............................................        251,913        233,493          875,355          776,108
                                                                       -----------------------------------------------------------
Gross profit .....................................................        134,670        105,653          438,254          340,444

Selling, general and administrative ..............................         97,421         74,173          336,608          251,836
Amortization of intangible assets ................................          2,577          1,676            8,978            6,709
                                                                       -----------------------------------------------------------
                                                                           99,998         75,849          345,586          258,545
Royalties and other operating income .............................          3,096          1,863           12,059            5,114
                                                                       -----------------------------------------------------------
Operating income .................................................         37,768         31,667          104,727           87,013

Interest expense, net ............................................          7,364          5,814           29,147           23,913
                                                                       -----------------------------------------------------------
Earnings before income taxes .....................................         30,404         25,853           75,580           63,100

Income taxes .....................................................          9,805          9,359           25,753           23,384
                                                                       -----------------------------------------------------------
NET EARNINGS .....................................................       $ 20,599       $ 16,494       $   49,827       $   39,716
                                                                       ===========================================================

Earnings per common share:
    Basic ........................................................       $   1.22       $   1.02       $     2.97       $     2.47
    Diluted ......................................................           1.17       $   0.97       $     2.87       $     2.38

Weighted average common shares outstanding:
    Basic ........................................................         16,856         16,214           16,788           16,100
    Dilutive impact of options and restricted stock ..............            717          1,022              562              599
                                                                       -----------------------------------------------------------
    Diluted ......................................................         17,573         17,236           17,350           16,699

Dividends per common share .......................................       $  0.135       $   0.12       $     0.51       $     0.45
                                                                       ===========================================================


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                             OXFORD INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                             YEAR ENDED
                                                                                     JUNE 3, 2005   MAY 28, 2004
                                                                                     ------------   ------------

                                                      ASSETS
Current Assets:
  Cash and cash equivalents ....................................................       $  6,499       $ 47,569
  Receivables, net .............................................................        197,094        176,367
  Inventories ..................................................................        169,296        116,410
  Prepaid expenses .............................................................         20,506         16,475
                                                                                       -----------------------
      Total current assets .....................................................        393,395        356,821
Property, plant and equipment, net .............................................         65,051         51,826
Goodwill, net ..................................................................        188,563        115,426
Intangible assets, net .........................................................        234,854        147,333
Other non-current assets, net ..................................................         24,014         23,411
                                                                                       -----------------------
TOTAL ASSETS ...................................................................       $905,877       $694,817
                                                                                       =======================

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Trade accounts payable .......................................................       $105,992       $100,813
  Accrued compensation .........................................................         31,043         33,113
  Other accrued expenses .......................................................         30,890         30,440
  Additional acquisition cost payable ..........................................         25,754         22,779
  Dividends payable ............................................................          2,278          1,946
  Income taxes payable .........................................................         13,085          4,294
  Short-term debt and current maturities of long-term debt .....................          3,407             98
                                                                                       -----------------------
      Total current liabilities ................................................        212,449        193,483
Long-term debt, less current maturities ........................................        289,123        198,814
Other non-current liabilities ..................................................         23,562         11,124
Deferred income taxes ..........................................................         77,242         52,419
Commitments and contingencies ..................................................             --             --
Shareholders' Equity:
  Preferred stock, $1.00 par value; 30,000 authorized and none issued and
    outstanding at June 3, 2005 and May 28, 2005 ...............................             --             --
  Common stock, $1.00 par value; 60,000 authorized and 16,884 issued and outstanding at June 3, 2005; and 60,000 authorized and 16,215 issued and
    outstanding at May 28, 2004 ................................................         16,884         16,215
  Additional paid-in capital ...................................................         45,918         23,673
  Retained earnings ............................................................        240,401        199,089
  Accumulated other comprehensive income .......................................            298             --
                                                                                       -----------------------
Total Shareholders' Equity .....................................................        303,501        238,977
                                                                                       -----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................................       $905,877       $694,817
                                                                                       =======================


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                             OXFORD INDUSTRIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                               YEAR ENDED
                                                                                      JUNE 3, 2005     MAY 28, 2004
                                                                                      ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings ...................................................................       $  49,827        $  39,716
Adjustments to reconcile net earnings to net cash provided by operating activities:
   Depreciation ................................................................          13,499           11,702
   Amortization of intangible assets ...........................................           8,978            6,709
   Amortization of deferred financing costs and bond discount ..................           4,439            2,654
   (Gain) loss on sale of property, plant and equipment ........................            (181)            (637)
   Equity income ...............................................................            (479)            (321)
   Deferred income taxes .......................................................          (5,608)          (2,379)
Changes in working capital:
   Receivables .................................................................           4,994          (36,354)
   Inventories .................................................................         (26,682)          15,992
   Prepaid expenses ............................................................             171            1,973
   Trade accounts payable ......................................................              54           18,228
   Accrued expenses and other current liabilities ..............................         (16,677)           4,411
   Stock option income tax benefit .............................................           1,566            1,895
   Income taxes payable ........................................................           8,857              879
Other non-current assets .......................................................          (3,576)          (5,272)
Other non current liabilities ..................................................          12,455            5,500
                                                                                       --------------------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES ..................................          51,637           64,797
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition - net of cash acquired ..........................................        (143,727)        (222,737)
   Decrease (increase) in restricted cash in escrow ............................              --          204,986
   Investment in deferred compensation plan ....................................          (1,004)          (1,842)
   Purchases of property, plant and equipment ..................................         (23,544)         (14,143)
   Proceeds from sale of property, plant and equipment .........................             496            1,675
                                                                                       --------------------------
    NET CASH USED IN INVESTING ACTIVITIES ......................................        (167,779)         (32,061)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of financing arrangements .........................................        (542,473)        (135,555)
   Proceeds from financing arrangements ........................................         624,861          135,345
   Deferred financing costs paid ...............................................          (2,766)          (7,416)
   Proceeds from issuance of common stock ......................................           3,471            5,286
   Dividends on common stock ...................................................          (8,184)          (6,918)
                                                                                       --------------------------
    NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES ........................          74,909           (9,258)

Net change in cash and cash equivalents ........................................         (41,233)          23,478
Effect of foreign currency translation on cash and cash equivalents ............             163               --
Cash and cash equivalents at the beginning of year .............................          47,569           24,091
                                                                                       --------------------------
Cash and cash equivalents at the end of year ...................................       $   6,499        $  47,569
                                                                                       ==========================
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Accrual for additional acquisition cost .....................................       $  25,754        $  22,779
                                                                                       ==========================


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                             OXFORD INDUSTRIES, INC.

                               SEGMENT INFORMATION
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                         QUARTER ENDED                        YEAR ENDED
                                 JUNE 3, 2005     MAY 28, 2004      JUNE 3, 2005       MAY 28, 2004
                                 ------------     ------------      ------------       ------------
Net Sales
Menswear Group ............       $ 187,725        $ 117,865        $   656,606        $   448,800
Womenswear Group ..........          80,414           95,019            256,822            297,865
Tommy Bahama Group ........         118,307          126,043            399,658            369,148
Corporate and other .......             137              219                523                739
                                  --------------------------        ------------------------------
Net Sales .................       $ 386,583        $ 339,146        $ 1,313,609        $ 1,116,552
                                  --------------------------        ------------------------------

Operating Income
Menswear Group ............       $  17,154        $  15,203        $    58,237        $    41,915
Womenswear Group ..........           6,188            3,125             10,648             11,583
Tommy Bahama Group ........          22,793           21,313             54,128             50,644
Corporate and other .......          (8,367)          (7,974)           (18,286)           (17,129)
                                  --------------------------        ------------------------------
Operating income ..........          37,768           31,667            104,727             87,013
Interest expense, net .....           7,364            5,814             29,147             23,913
                                  --------------------------        ------------------------------
Earnings before taxes .....       $  30,404        $  25,853        $    75,580        $    63,100
                                  ==========================        ==============================

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